Exhibit 21.1

Subsidiaries of Scilex Holding Company

Name	State or Jurisdiction of Incorporation or Organization
Scilex, Inc.	Delaware

Scilex Pharmaceuticals Inc	Delaware

Semnur Pharmaceuticals, Inc.	Delaware

SCLX Stock Acquisition JV LLC	Texas

SCLX DRE Holdings LLC	Delaware

Scilex Bio, Inc.	Delaware